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                                                                    EXHIBIT 99.2



FOR IMMEDIATE RELEASE
USDATA COMPLETES SMART SHOP ACQUISITION

AUGUST 9, 1999 -- Richardson, Texas

USDATA Corporation announced today that it has completed its previously announced acquisition of the business of Smart Shop Software, Inc., located in Post Falls, Idaho. USDATA acquired substantially all of the assets and certain liabilities of Smart Shop Software in exchange for $6.4 million in cash and 500,000 shares of USDATA stock.

Smart Shop Software provides business software to make-to-order small and medium sized manufacturers.

"Smart Shop is experiencing significant growth and their products fit well with our strategy to provide software that enables manufacturers to succeed in the eCommerce world," said Bob Merry, USDATA president and CEO. "The founders of Smart Shop will continue with the business and represent a significant source of experience, knowledge and vision and we welcome all of Smart Shop's employees to USDATA."

About USDATA

USDATA Corporation (NASDAQ:USDC) is a global supplier of component-based production software that is designed to help customers reduce operating costs, shorten cycle times and improve product quality in their manufacturing operations. The company's software enables manufacturers to access accurate and timely information -- whether they are on the plant-floor, in the office, or around the globe. USDATA's solutions span the full range of manufacturing, from monitoring equipment to tracking product flow, and are designed to integrate seamlessly with customer's existing manufacturing and business software. This combination of product breadth and ease of integration provide a total plant solution that defines new levels of manufacturing performance and gives customers a distinct competitive advantage. Now in its 25th year, USDATA has a strong global presence with more than 41,000 installs, in more than 50 countries throughout the world, 13 offices worldwide and a global network of distribution and support partners. The company is headquartered in Richardson, Texas.

This press release contains forward-looking statements with respect to financial results and certain other matters. These statements are made under the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such risks and uncertainties include, without limitation, fluctuations in demand, the quality and price of similar or comparable software products, access to sources of capital, general economic conditions in the company's market areas, and that future sales and growth rates for the industry and the company could be lower than anticipated.